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                                                            Exhibit 21

                               CERIDIAN CORPORATION
                                   SUBSIDIARIES
                                 DECEMBER 31, 1995

                                                            State or
                                                            Other Jurisdiction
                                                            of Incorporation
CD Plus S.A.                                                France
Ceridian Holdings U.K. Limited                              United Kingdom
        Centre-file Limited (f/k/a Datacarrer Limited)      United Kingdom
Comdata Holdings Corporation                                Delaware
        Comdata Network, Inc.                               Maryland
                Cashcall Systems, Inc.                      Canada
                Comdata Telecommunications Services, Inc.   Delaware
                Permicom Permits Services, Inc.             Canada
                Transceiver United, Inc.                    Nevada
                Trendar Corporation                         Tennessee
Computing Devices Canada Ltd.                               Canada
        Computing Devices Company Limited (Hastings)        United Kingdom
Computing Devices International Satellite Services, Inc.    Delaware
Minidata Services, Inc.                                     New Jersey
Paragon Imaging, Inc.                                       Florida
Resumix, Inc.                                               California
Scarborough Research (General Partnership)                  Delaware
Tesseract Corporation                                       California
User Technology Services Inc.                               New York



Certain subsidiaries, which in the aggregate would not constitute a significant subsidiary, are omitted from this listing.